Exhibit 21.1

Newgioco Group, Inc.

List of subsidiaries

Newgioco Group, Inc has the following subsidiaries:

Name	Organized under the laws of	Percentage of voting securities owned by immediate parent
Newgioco Group, Inc.	Canada	100.00
Multigioco Srl	Italy	100.00
Rifa Srl	Italy	100.00
Ulisse GmbH	Austria	100.00
Odissea Betriebsinformatik Beratung GmbH	Austria	100.00
Virtual Generation Limited	Malta	100.00
Newgioco Colombia SAS	Colombia	100.00
Elys Technology Group Ltd.	Malta	100.00
Elys Gameboard Technologies, LLC	Delaware	100.00